                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                               [Amendment No.  ]

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

                               [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Check the appropriate box:

[_]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 CHEROKEE INC.
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------------

     (5) Total fee paid:

         ---------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by exchange act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                ----------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
                                                      ------------------------
     (3) Filing Party:
                      --------------------------------------------------------
     (4) Date Filed:
                    ----------------------------------------------------------

Notes:

                                 CHEROKEE INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               On June 14, 1999

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Cherokee Inc. (the "Company") will be held at the Palisades Salon in the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, on June 14, 1999, at 10:00 A.M. (Pacific Time) for the following purposes:

  1. To elect five directors to the Board of Directors who will serve until the Company's 2000 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

  2. To transact such other business as may be properly brought before the meeting or any postponement or adjournment thereof.

  Stockholders of record at the close of business on April 24, 1999 will be entitled to notice of and to vote at said meeting or any adjournments thereof. A list of such stockholders shall be open to the examination of any stockholder at the meeting and for a period of ten days prior to the date of the meeting at the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California.

  The Board of Directors urges each stockholder to read carefully the enclosed proxy statement, which is incorporated herein by reference.

                                          By Order of the Board of Directors,

                                          /s/ Carol A. Gratzke

                                          Carol A. Gratzke
                                          Secretary

6835 Valjean Avenue
Van Nuys, CA 91406
Dated: May 7, 1999

                                   IMPORTANT

Whether or not you expect to attend the 1999 Annual Meeting in person, please complete, date, sign, and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Your proxy will be revocable any time prior to its exercise either in writing or by voting your shares personally at the 1999 Annual Meeting.

                                 CHEROKEE INC.
                              6835 Valjean Avenue
                              Van Nuys, CA 91406

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                 June 14, 1999

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of Cherokee Inc., a Delaware corporation ("Cherokee" or "Company"), of proxies to be used at the Annual Meeting of Stockholders to be held at the Palisades Salon in the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, on June 14, 1999, at 10:00 A.M. (Pacific Time) and at any adjournments or postponements thereof. A form of the proxy is enclosed for use at the meeting. Stockholders are being asked to vote upon the election of five directors to the Board of Directors and to transact such other business as may properly come before the meeting.

  If no instructions are given on the proxy, all shares represented by valid proxies received pursuant to this solicitation and not revoked before they are voted will be voted FOR the directors nominated by the Board of Directors, and as recommended by the Board of Directors with regard to all other matters or if no such recommendation is given, in the discretion of the proxy holder. Proxies marked "withhold" and/or "abstain" will be counted towards the quorum requirement but will not be voted for the election of the Board of Directors' director nominees.

  A proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting, prior to the time of the meeting, a properly executed proxy bearing a later date. Stockholders having executed and returned a proxy, who attend the meeting and desire to vote in person, are requested to so notify the Secretary of the Company prior to the time of the meeting.

  The mailing address of the Company is 6835 Valjean Avenue, Van Nuys, California 91406. The approximate date on which this Proxy Statement and form of proxy are being mailed to the stockholders is May 14, 1999.

                              GENERAL INFORMATION

Outstanding Shares and Voting Rights

  There were 8,705,428 shares of common stock of the Company outstanding as of April 24, 1999, the Record Date for the stockholders entitled to vote at the Annual Meeting. Each stockholder of record at the close of business on April 24, 1999 is entitled to one vote for each share of common stock of the Company then held on each matter to come before the meeting, or any adjournments or postponements thereof.

  A majority of the votes eligible to be cast at the Annual Meeting by holders of common stock of the Company, or 4,352,715 votes, represented in person or by proxy at the Annual Meeting is required for a quorum. Under Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are shares held by a broker or nominee which are represented at the meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The nominees receiving the five highest number of votes will become directors. Votes that are withheld from any nominee will be excluded from the vote and will have no effect. No other proposals are expected to be presented at the Annual Meeting. However, most other proposals, such as a proposal to postpone or adjourn the Annual Meeting, must receive the favorable vote of a majority of the shares of common stock represented and entitled to vote, in person or by proxy at the Annual Meeting. Abstentions as to such other proposals will have the same effect as votes against the proposals. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposals and will not be counted as votes for or against such other proposals. Brokers who hold shares in street name have the authority to vote on certain "routine" matters when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. The Company's Certificate of Incorporation does not provide for cumulative voting.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth information regarding the beneficial ownership of common stock of the Company as of April 24, 1999 by each person believed by the Company to own beneficially more than 5% of the outstanding shares of any class of the Company's voting securities. Unless noted otherwise, the holders listed below have sole voting power and dispositive power over the shares beneficially held by them. Under the rules of the Securities and Exchange Commission, in calculating percentage ownership, each holder is deemed to beneficially own any shares subject to options exercisable by the holder within sixty days, but options owned by others are deemed not to be outstanding shares even if the options are exercisable within sixty days. Percentage ownership is based on 8,705,428 shares of common stock outstanding on April 24, 1999.

     Name and Address                           Amount and Nature of Percentage
     of Beneficial Owner                        Beneficial Ownership  of Class
     -------------------                        -------------------- ----------
     Timothy Ewing.............................      2,136,946(1)      24.5%(1)
      2200 Ross Avenue
      Suite 4660 West
      Dallas, TX 75201

     Value Partners, Ltd.......................      2,112,869         24.3%
      C/O Fisher Ewing Partners
      2200 Ross Avenue
      Suite 4660 West
      Dallas, TX 75201

     Robert Margolis...........................      1,597,394(2)      18.3%(2)
      6835 Valjean Avenue
      Van Nuys, CA 91406

     The Newstar Group, Inc....................        718,541(3)       8.3%(3)
      dba The Wilstar Group
      6835 Valjean Avenue
      Van Nuys, CA 91406

--------
(1) Includes 2,112,869 shares held directly by Value Partners, Ltd. Mr. Ewing is managing partner of Ewing & Partners, which is the general partner of Value Partner's Ltd. Mr. Ewing expressly disclaims beneficial ownership of such shares.

(2) Includes 718,541 shares owned by The Newstar Group, Inc. d/b/a The Wilstar Group ("Wilstar"). Mr. Margolis is the sole shareholder of Wilstar.

(3)  Does not include 878,853 shares individually held by Mr. Margolis.

  The following table sets forth information regarding the beneficial ownership of common stock of the Company as of April 24, 1999, by all directors, the executive officers named in the Executive Summary Compensation Table and all directors and executive officers as a group. Unless noted otherwise, the holders listed below have sole voting and dispositive power over the shares beneficially held by them. Under the rules of the Securities and Exchange Commission, in calculating percentage ownership, each holder is deemed to beneficially own any shares subject to options exercisable by the holder within sixty days, but options owned by others are deemed not to be outstanding shares even if the options are exercisable within sixty days. Percentage ownership is based on 8,705,428 shares of common stock outstanding on April 24, 1999.

                                                          Amount and
                                                          Nature of
                                                          Beneficial Percentage
                  Name of Beneficial Owner                Ownership   of Class
                  ------------------------                ---------- ----------
   Robert Margolis(1) ................................... 1,597,394     18.3%
   Douglas Weitman(2) ...................................   356,397      4.1%
   Jess Ravich(3) .......................................   193,349      2.2%
   Keith Hull(2).........................................    28,277        *
   Timothy Ewing(4)...................................... 2,136,946     24.5%
   Patricia Warren(5)....................................   202,503      2.3%
   Carol Gratzke(6)......................................   119,496      1.4%
   Howard Siegel(7)......................................    92,208      1.1%
   Steven Ascher.........................................       --       --
   All Executive Officers and directors as a group(8).... 4,726,570     52.8%

--------
* = Less than 1%
(1) Includes 878,853 shares held individually by Mr. Margolis and 718,541shares owned by Wilstar. Mr. Margolis is the sole shareholder of Wilstar.

(2) Includes 5,000 shares, which shares may be purchased pursuant to options that are currently exercisable at an exercise price of $10.50.

(3) Includes 5,000 shares, which may be purchased pursuant to options that are currently exercisable at an exercise price of $10.50, and 165,033 shares owned by U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc. Mr. Ravich is the Chairman and Chief Executive Officer of U.S. Bancorp Libra and, therefore, may be deemed to be the beneficial owner of such shares.

(4) Includes 2,112,869 shares held directly by Value Partners, Ltd. Mr. Ewing is managing partner of Ewing & Partners, which is the general partner of Value Partner's Ltd. and, therefore, Mr. Ewing may be deemed to be the beneficial owner of such shares.

(5) Includes 101,524 shares, which shares may be purchased pursuant to options that are or will be exercisable within sixty days of April 24, 1999, at various exercise prices.

(6) Includes 79,496 shares, which may be purchased pursuant to options that are or will be exercisable within sixty days of April 24, 1999, at various exercise prices.

(7) Includes 57,942 shares, which may be purchased pursuant to options that are or will be exercisable within sixty days of April 24, 1999, at various exercise prices.

(8) Includes 253,962 shares, which may be acquired pursuant to options that are or will be exercisable within sixty days of April 24, 1999, at various exercise prices.

                         ITEM 1. ELECTION OF DIRECTORS

  At the Annual Meeting, stockholders will be asked to elect five directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. All five current directors have been nominated for reelection at the meeting for one-year terms. Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting.

  In the event that any nominee for director should become unavailable, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. The Board of Directors has no present knowledge that any of the persons named will be unavailable to serve.

Information Concerning Directors and Nominees for Board of Directors

  The following table sets forth the principal occupation or employment and principal business of the employer, if any, of each director and nominee for director of the Company, as well as his age, business experience, other directorships held by him and the period during which he has previously served as director of the Company.

                Name, Age                   Principal Occupation for Past Five Years;
                   and                                 Other Directorships;
    Present Position with the Company                  Business Experience
    ---------------------------------     ---------------------------------------------
 Robert Margolis, 51                      Mr. Margolis has been a director of the
  Director, Chairman of the Board         Company since May 1995. Mr. Margolis was
  of Directors and Chief Executive        appointed Chairman of the Board of Directors
  Officer                                 and Chief Executive Officer of the Company on
                                          May 5, 1995. Mr. Margolis was the co-founder
                                          of the Company's Apparel Division in 1981. He
                                          had been the Co-Chairman of the Board of
                                          Directors, President and Chief Executive
                                          Officer of the Company since June 1990 and
                                          became Chairman of the Board of Directors on
                                          June 1, 1993. Mr. Margolis resigned all of
                                          his positions with the Company on October 31,
                                          1993 and entered into a one-year consulting
                                          agreement with the Company. Wilstar provides
                                          Mr. Margolis' services as Chief Executive
                                          Officer of the Company pursuant to the terms
                                          of a management agreement between the Company
                                          and Wilstar (the "Wilstar Management
                                          Agreement").

 Timothy Ewing, 39                        Mr. Ewing has been a director of the Company
  Director                                since September 1997. Mr. Ewing, a Chartered
                                          Financial Analyst, is managing partner of
                                          Ewing & Partners and manager of Value
                                          Partners, Ltd., a private investment
                                          partnership formed in 1989. Mr. Ewing is
                                          vice-chairman of the board of directors of
                                          First Fidelity Bancorp, Inc. in Irvine,
                                          California; he sits on the board of directors
                                          of Harbourton Financial Corporation in
                                          McLean, Virginia and is on the board of
                                          trustees of the Carolco Pictures Liquidating
                                          Trust. In addition, he is on the board of
                                          directors of the Baylor Health Care System
                                          Foundation, the governing board of a Hospital
                                          System based in Dallas, Texas, and The Dallas
                                          Opera, and the governing board of the Dallas
                                          Museum of Natural History.


              Name, Age               Principal Occupation for Past Five Years;
                 and                             Other Directorships;
  Present Position with the Company              Business Experience
  ---------------------------------   -----------------------------------------
 Douglas Weitman, 55                  Mr. Weitman has been a director of the
  Director                            Company since May 1995. For more than
                                      five years, Mr. Weitman has been the
                                      Chief Executive Officer of Security
                                      Textile Corp., a privately owned
                                      manufacturer of apparel and textile
                                      related products. When Mr. Weitman first
                                      joined the Board of Directors in 1995, he
                                      was nominated pursuant to the terms of
                                      the Wilstar Management Agreement, which
                                      provides Wilstar may nominate two members
                                      of the Board of Directors.

 Jess Ravich, 41                      Mr. Ravich has been a Director of the
  Director                            Company since May 1995. Mr. Ravich has
                                      been the Chairman and Chief Executive
                                      Officer of the U.S. Bancorp Libra
                                      division of U.S. Bancorp Investments,
                                      Inc., a registered broker-dealer since
                                      January 1999. From June 1991 to January
                                      1999, he was the Chairman and Chief
                                      Executive Officer and the majority
                                      shareholder of Libra Investments, Inc. a
                                      registered broker dealer he founded which
                                      merged with USBZ in January 1999. Mr.
                                      Ravich is on the board of directors of
                                      Communication Intelligence Corporation.

 Keith Hull, 46                       Mr. Hull has been a director since June
  Director                            1995. For more than five years, Mr. Hull
                                      has been President of Avondale Fabrics
                                      and Corporate Vice President of its
                                      parent, Avondale Mills Inc. Avondale
                                      Mills is a diversified manufacturer of
                                      textiles. When Mr. Hull first joined the
                                      Board of Directors in 1995, he was
                                      nominated pursuant to the terms of the
                                      Wilstar Management Agreement, which
                                      provides Wilstar may nominate two members
                                      of the Board of Directors.

  The Board of Directors recommends votes FOR the election of all five nominees for directors. All the nominees currently serve as directors of the Company. Proxies given without instructions will be voted for all five nominees.

Meetings and Committees of the Board of Directors

  The business affairs of the Company are managed under the direction of the Board of Directors, although the Board of Directors is not involved in day-to-day operations. During the fiscal year ended January 30, 1999 ("Fiscal 1999") the Board of Directors met four times. Each director attended at least 75% of all Board of Directors and applicable committee meetings during Fiscal 1999.

Audit Committee

  The Audit Committee recommends to the Board of Directors a firm of independent certified public accountants to conduct the annual audit of the Company's books and records; reviews with such accounting firm the scope and results of the annual audit; consults with the independent accountants with regard to the adequacy of the Company's system of internal accounting controls; and reviews fees charged by the independent accountants for professional services.

  The Company's independent public accountants are invited to attend meetings of the Audit Committee and certain members of management may also be invited to attend. In Fiscal 1999, the Audit Committee consisted of three non-employee directors, Mr. Hull, Mr. Ewing and Mr. Ravich. The Audit Committee met once during this period.

Compensation Committee

  The Company's compensation program for executives is administered by the Compensation Committee of the Board of Directors. The Compensation Committee consists of Mr. Ravich, Mr. Ewing, and Mr. Weitman, all of whom are non-employee directors and outside directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code, respectively. The Compensation Committee is responsible for setting and administering executive officer salaries and the annual bonus and long-term incentive plans that govern the compensation paid to the Company's executives. The Compensation Committee met three times during Fiscal 1999.

Compensation Committee Interlocks and Insider Participation

  Except for Mr. Margolis, who is the Chief Executive Officer, a director and, as of June 23, 1997, the sole shareholder of Wilstar, and Mr. Weitman, who, until June 23, 1997, was a director and shareholder of Wilstar, none of the executive officers of the Company has served on the Board of Directors or on the Compensation Committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company. On May 4, 1995, the Company and Wilstar entered into the Wilstar Management Agreement pursuant to which Wilstar agreed to provide executive management services to the Company by providing the services of Robert Margolis as Chief Executive Officer. The Wilstar Management Agreement was amended for services rendered on or after June 1, 1997. See "Employment Contracts and Management Agreements" below for a further description of the Wilstar Agreement as amended.

  Since May 26, 1995, the Company has shared office space with Wilstar at an office facility in Van Nuys, California, which Wilstar leases from an unaffiliated third party. Mr. Margolis serves as chief executive officer of Wilstar. The Company used approximately 3,685 square feet of such space and paid Wilstar for such usage at the rate of $.75 per square foot or $2,762 per month plus one-half of certain costs relating to the office space. The rent and costs were prorated based upon square footage used by the Company and Wilstar did not profit therefrom. The Company also rented 4,000 square feet of Wilstar's warehouse as a storage facility and paid rent at a rate of $.50 per square foot. The Company believes that its rental of such space from Wilstar is on terms of no less favorable than could be obtained from an unaffiliated third party. Upon the expiration of the Wilstar lease on July 31, 1998, the Company negotiated a new lease with the facility's owner.

Directors' Remuneration and Stock Options

  For their services on the Board of Directors during Fiscal 1999, non-officer or non-employee directors were paid a retainer fee of $15,000 per annum. The director fees are paid on a quarterly basis. Shown below is information concerning the amount of retainer or committee fee paid to each non-officer or non-employee director during Fiscal 1999:

     Director                                           Fees Paid in Fiscal 1999
     --------                                           ------------------------
     Timothy Ewing.....................................         $15,000
     Jess Ravich.......................................          15,000
     Keith Hull........................................          15,000
     Douglas Weitman...................................          15,000

  On June 8, 1998, Timothy Ewing, Douglas Weitman, Jess Ravich, Keith Hull and Robert Margolis were granted five-year options to purchase 5,000 shares each at an exercise price of $10.50. Mr. Ewing and Mr. Margolis exercised their options on July 6, 1998 and each purchased 5,000 shares of Company common stock.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                 FOR EACH OF THE DIRECTORS NOMINATED IN ITEM 1

                            EXECUTIVE COMPENSATION

Summary Executive Compensation Table

  The Summary Executive Compensation Table below sets forth the annual and long-term compensation for services in all capacities for Fiscal 1999, for the eight months ended January 31, 1998 and for the year ended May 31, 1997 for the Company's Chief Executive Officer and the four additional most highly compensated executive officers (the "Named Executive Officers").

                                                                 Long Term
                           Annual Compensation(1)             Compensation(2)
                         ---------------------------------    ---------------
                                                                Securities       All Other
   Name and Principal    Fiscal Salary(3)        Bonus(3)       Underlying    Compensation(4)
        Position          Year      $               $            Options #           $
   ------------------    ------ ---------       ----------    --------------- ---------------
Robert Margolis.........  1999  $550,000(5)     $1,459,842(5)       5,000         $   --
 Chairman and Chief
  Executive Officer       1998   366,667(5)(6)     320,601(5)       8,277           2,000
                          1997   400,000(5)        375,000(5)      10,000           3,500
Patricia Warren.........  1999   296,154               --          75,000             --
 President                1998   216,667(6)            --         165,548           9,000
                          1997   325,000           100,000            --            8,750
Carol Gratzke...........  1999   150,000           122,323         10,000          39,748
 Chief Financial Officer  1998   100,000(6)         57,061        148,992           2,000
                          1997   125,000            50,000         10,000           3,500
Howard Siegel...........  1999   150,000           122,323         30,000          28,971
 President-Operations     1998    90,000(6)         50,648        115,884             583
                          1997   135,000            25,000         10,000             333
Steven Ascher...........  1999   250,000               --          20,000             --
 Executive Vice
  President               1998    48,077(7)            --             --              --

-------
(1) None of the Named Executive Officers earned Other Annual Compensation except for perquisites which in no case exceeded the lesser of $50,000 or 10% of total annual salary and bonus for Fiscal 1999, the eight months ended January 31, 1998 and for the year ended May 31, 1997, and as a result, the corresponding column was omitted.
(2) Amounts shown include cash and non-cash compensation earned by named executive officers; no amounts earned were deferred at the election of those officers.
(3) None of the Named Executive Officers received reserved stock awards or long-term incentive plan pay-outs during the time covered by the Summary Executive Compensation Table and, as a result, the corresponding columns were omitted.
(4) Represents payments made in accordance with the Company's compensation in lieu of dividend plan whereby each plan participant is paid an amount equal to the cash dividends which would have been paid on the vested option shares covered by stock options of the Company held by such participant as if such shares had been purchased by such participant prior to, and owned by such participant on, the record date and payment date for such cash dividend. See "Compensation in Lieu of Dividends Plan" below.
(5) Mr. Margolis was appointed Chairman and Chief Executive Officer on May 4, 1995. Mr. Margolis provides his services to the Company pursuant to the terms of the Wilstar Management Agreement. For Fiscal 1999, the eight months ended January 31, 1998 and for the year ended May 31, 1997, Wilstar received $550,000, $366,667 and $400,000, respectively, in annual compensation for providing such services, is eligible for cash bonuses and has received and subsequently exercised options to purchase the Company common stock pursuant to the Wilstar Management Agreement. For Fiscal 1999, the eight months ended January 31, 1998 and for the year ended May 31, 1997, a bonus of $1,459,842, $320,601 and $375,000, respectively was accrued for Wilstar. See "Employment Contracts and Management Agreements" below for a further description of the Wilstar Management Agreement, as amended. Prior to May 31, 1997, Mr. Margolis owned 50.1% of the stock of Wilstar. Mr. Margolis became the sole stockholder of Wilstar through a series of redemptions occurring on May 31, 1997 and June 23, 1997.
(6)Adjusted to reflect salary for the eight month period ending January 31, 1998.
(7) Steven Ascher joined Cherokee Inc. as Executive Vice President on November 1, 1997.

Option Grants in Last Fiscal Year

  Set forth below is further information on grants of stock options during Fiscal 1999 to the Named Executive Officers.

                                                                              Potential
                                                                          Realizable Value
                                     Percentage                           at Assumed Annual
                                      of total                                Rates of
                         Number of    Options                                Stock Price
                         Securities  Granted to Exercise                  Appreciation for
                         Underlying  Employees   or Base                   Option Term (1)
                          Options    in Fiscal    Price      Expiration   -----------------
          Name           Granted #      1999    ($/Share)       Date         5%      10%
          ----           ----------  ---------- ---------   ------------- -------- --------
Robert Margolis.........    5,000       2.9%     $ 10.50     June 8, 2009 $ 33,017 $ 83,671
Patricia Warren.........   18,750(2)   10.8%     $ 7.875     Feb. 1, 2003 $ 92,860 $235,326
Carol Gratzke...........    2,500       1.4%     $ 7.875     Feb. 1, 2003 $ 12,381 $ 31,377
Carol Gratzke...........    2,500       1.4%        8.66     Feb. 1, 2003   13,615   34,504
Carol Gratzke...........    2,500       1.4%        9.54     Feb. 1, 2003   14,999   38,011
Carol Gratzke...........    2,500       1.4%       10.48     Feb. 1, 2003   16,477   41,756
Howard Siegel...........   30,000      17.3%     $8.4375(3) Oct. 21, 2003 $159,188 $403,415
Steven Ascher...........   20,000      11.5%     $8.4375(3) Oct. 21, 2003 $106,125 $268,944

--------
(1) The actual value, if any, the Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by the Named Executive Officer will be at or near the value shown.

(2) Ms. Warren was granted 75,000 options during Fiscal 1999, exercisable in four installments. Due to Ms. Warren's resignation, she has vested in 18,750 of the 75,000 options granted.

(3) The options vest in equal shares over a three-year period. If the grantee's employment is terminated under certain circumstances or there is a restructuring of the Company as set forth in the option agreement, these options would become immediately exercisable.

Option Exercises and Fiscal Year End Values

  Set forth below is certain information concerning exercised and unexercised options to purchase common stock granted both in Fiscal 1999 and prior years to the Named Executive Officers, and held by them at January 30, 1999. During Fiscal 1999, the Named Executive Officers exercised options and purchased 5,000 shares of stock.

                                                        Number of Unexercised          $ Value of
                                                             Options at          In-the-Money Options at
                                                          January 30, 1999         January 30, 1999(1)
                                                      ------------------------- -------------------------
                         Shares acquired    Value
          Name           on Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- ------------ ----------- ------------- ----------- -------------
Robert Margolis.........      5,000        $55,000          --          --         $--          $--
Patricia Warren.........        --         $   --       101,524         --         $--          $--
Carol Gratzke...........        --         $   --        79,496      79,496        $--          $--
Howard Siegel...........        --         $   --        57,942      87,942        $--          $--
Steven Ascher...........        --         $   --           --       20,000        $--          $--

--------
(1) Based on the closing price of the NASDAQ National Market System on January 29, 1999 ($7.875), net of the option exercise price.

Employment Contracts and Management Agreements

  On April 24, 1995, a group which included Mr. Margolis (the "Group") acquired approximately 22.3% of the Company's then outstanding common stock. The Group sought to have Mr. Margolis installed as Chief Executive Officer and appointed a director of the Company. On May 4, 1995, the Company and Wilstar entered into the Wilstar Management Agreement pursuant to which Wilstar agreed to provide executive management services to the Company by providing the services of Robert Margolis as Chief Executive Officer. The Wilstar Management Agreement originally provided it would terminate on May 31, 1998; however, the Wilstar Management Agreement provided an automatic extension for additional one-year terms as long as the Company's pre-tax earnings are equal to at least 80% of the pre-tax earnings contained in the budget submitted to and approved by the Board of Directors for such fiscal year. During Fiscal 1996, Wilstar met the 80% pre-tax earnings rule; hence, the contract was extended for an additional one year term. In addition, Wilstar received an option to purchase 7.5% of the Company's common stock on a fully diluted basis (675,670 shares) at a purchase price of $3.00 per share (the "Wilstar Options"). All of these Wilstar options were exercised on December 29, 1997 and the shares issued were subsequently transferred pursuant to the terms of the Wilstar redemption agreement.

  On April 24, 1996, the Board of Directors revised the Wilstar Management Agreement to accelerate the vesting of Wilstar's Performance Options so that Wilstar was immediately vested in its right to purchase up to 20% of the Company's fully diluted common stock. Wilstar agreed to relinquish its rights to purchase up to an additional 2.5% of the Company's fully diluted stock pursuant to the Wilstar Performance Options. Wilstar exercised the Wilstar Performance Options in full on April 25, 1996 and purchased 1,674,739 shares. The Company accounted for this transaction as a non-cash charge to earnings of $4,567,000. On two separate occasions, Wilstar transferred these shares of stock to its principals in satisfaction of loans, bonuses, etc. and in accordance with the terms of Wilstar's redemption agreement.

  The Wilstar Management Agreement further provides that Wilstar and the Group together have the right to elect two members of the Company's Board of Directors.

  Effective for services rendered on or after June 1, 1997, the Compensation Committee and the Board of Directors amended the Wilstar Management Agreement by the adoption of two amendments, designated, respectively, the Second Amendment and the Third Amendment. The changes to the Wilstar Management Agreement made by the Second amendment include (1) extension of the specified term of the Wilstar Management Agreement to May 31, 2000; (2) modification of the existing provision of the Wilstar Management Agreement for automatic extension of its term for an additional year for each year after fiscal year 1997 in which the Company achieves specified levels of pre-tax earnings; (3) increase in the annual base compensation of Wilstar from $400,000 to $550,000;
(4) provision for an annual cost-of-living increase in base compensation after fiscal year 1998; and (5) increase in the annual performance bonus percentage payable to Wilstar based on the Company's earnings before interest, taxes, depreciation and amortization above specified levels from 10% to 15% of such earnings in excess of $10,000,000.

  The Third Amendment, approved by a majority of shareholders on September 15, 1997 at the 1997 Annual Meeting, effected additional changes to the Wilstar Management Agreement. One change provided for payment of an "acquisition bonus" to Wilstar in the event of an acquisition of the Company for a price per share of not less than $12 (after giving effect to the extraordinary dividend paid by the Company on January 15, 1998), pursuant to an acquisition agreement entered into by the end of fiscal year 2000. The amount of the acquisition bonus ranges from $1,000,000 to $2,500,000 in the event of an acquisition of the Company for a price per share ranging from $12 to $15 (after giving effect to the extraordinary dividend paid by the Company on January 15, 1998) or more and automatically decreases by one-third per year if the acquisition agreement is not entered into by the end of May 31, 1998, 1999, or 2000. Another change to the Wilstar Agreement provided for payment of $3,000,000 to Wilstar in consideration for an agreement not to compete with the Company for a specified period of time by Wilstar and Mr. Margolis in the event of an acquisition of the Company pursuant to an acquisition agreement entered into by the end of May 31, 2000. The amount of the payment automatically decreases by one-third per year if the acquisition agreement is not entered into by the end of May 31, 1998, 1999, or 2000.

  Ms. Warren, the former President of the Company, who resigned March 3, 1998, was employed pursuant to a three-year agreement expiring May 30, 1998 which provided for a salary at an annual rate of $100,000 from June 21, 1995 to May 31, 1996 and $325,000 from June 1, 1996 to May 30, 1998. Under her employment agreement, Ms. Warren was paid her salary through December 4, 1998 and became eligible to exercise 41,387 options.

Compensation in Lieu of Dividends Plan

  In January 1997, the Board of Directors adopted a plan for compensation of officers of the Company, employees of the Company, and Wilstar in lieu of cash dividends. Under the plan, when cash dividends were paid on outstanding shares of common stock of the Company, compensation was paid to each plan participant in an amount equal to the cash dividends which would have been paid on the vested options shares covered by stock options of the Company held by such participant as if such shares had been purchased by such participant prior to, and were outstanding and owned by such participant on, the record date and the payment date for such cash dividend. The plan began on January 15, 1997 and terminated on December 31, 1998. During Fiscal 1999 and the eight months ended January 31, 1998, an aggregate of $81,134 and $150,801, respectively, was paid to participants in the plan.

Certain Relationships and Related Transactions

  On December 23, 1997 the Company loaned $2.0 million to Robert Margolis, who is a Director, the Chairman of the Board of Directors and the Chief Executive Officer of the Company. The loan was approved by a majority of the disinterested members of the Company's Board of Directors on December 19, 1997. Mr. Margolis executed a note, dated December 23, 1997, in favor of the Company for $2.0 million which yields 6.0% interest per annum, and which has been recorded as a reduction to stockholders' equity on the Company's January 30, 1999 balance sheet. The principal amount of the note and all accrued interest thereon is due and payable on December 23, 2002. The note may be repaid in whole or in part at any time without penalty.

  Steven Ascher, Executive Vice President of the Company, holds 41.9% beneficial ownership in Sideout Sport Inc. In November 1997, the Company signed an agreement with Sideout Sport Inc. with an initial payment of $1,500,000. During Fiscal 1999, per the terms of the agreement, the Company made payments to Sideout Sport Inc. totaling $650,153.

  For information with respect to other transactions and relationships between the Company and certain executive officers, directors and related parties, see "Compensation Committee Interlocks and Insider Participation" above.

Report of Executive Compensation Committee

  The Compensation Committee of the Board of Directors makes this report on executive compensation pursuant to Item 402 of Regulations S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the information contained in this report shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference, in whole or in part, into any future filing under the Securities Act or Exchange Act, and such information shall be entitled to the benefits provided in Item 402(a)(9) of Regulation S-K.

  The Compensation Committee reviews the performance of the Chief Executive Officer of the Company, makes recommendations to the Board of Directors as to the compensation of the Chief Executive Officer and the other executive officers of the Company and reviews compensation programs for any other key employee, including salary and cash bonus levels and the stock option grants under the Company's 1995 Incentive Stock Option Plan.

  Compensation Policies and Philosophy. The Company's executive compensation policies are designed to attract, retain and reward executive officers who contribute to the Company's success, to provide economic incentives for executive officers to achieve the Company's business objectives by linking the executive officers' compensation to the performance of the Company, to strengthen the relationship between executive pay and stockholder value and to reward individual performance. The Company uses a combination of base salary, cash bonuses and stock options to achieve these objectives.

  In carrying out these objectives, the Compensation Committee considers the following factors concerning the individual performance of executive officers:
(1) their ability to perform their given tasks; (2) knowledge of their jobs; and (3) their ability to work with others toward the achievement of the Company's goals. In addition, the Compensation Committee evaluates corporate performance by looking at factors such as performance relative to the business environment, and the success of the Company in meeting its financial objectives. In anticipation of ending/or in connection with renegotiating the Wilstar Management agreement, the Compensation Committee reviews the individual performance of the Chief Executive Officer. As appropriate, the Compensation Committee approves the recommendations of the Chief Executive Officer relating to the compensation of the other executive officers.

  The Compensation Committee has reviewed the impact of Section 162(m) of the Internal Revenue Code which, beginning in 1994, limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the Chief Executive Officer and the next four most highly compensated executive officers. It is the policy of the Compensation Committee to attempt to have all compensation treated as tax-deductible compensation wherever, in the judgment of the Compensation Committee, to do so would be consistent with the objectives of the compensation plan under which the compensation is paid. However, this policy does not rule out the ability to make awards or to approve compensation that may not qualify for the compensation deduction, if there exists sound corporate reasons for so doing.

  Components of Compensation. Executive officer salaries are established in relation to a range of salaries for comparable positions among companies of comparable size and complexity with the exception of the Chief Executive Officer salary which is based upon a three (3) year contract with The Newstar Group d/b/a The Wilstar Group. The Company seeks to pay its executive officers salaries that are commensurate with the qualifications, duties and responsibilities that are competitive in the marketplace. In making its annual salary recommendation, the Compensation Committee looks at the Company's financial position and performance and the overall contribution of the executive officers as a group during the prior fiscal year in helping to meet the Company's financial and business objectives. The Compensation Committee recommends and approves any changes to the original and amended Wilstar Management Agreement. The Compensation Committee also makes recommendations on a range of salary changes for the other executive officers as well.

  Stock option grants and annual cash bonuses to executive officers are used to provide executive officers with financial incentives to meet annual performance targets of the Company. Since stock options have value only if the price of the Company's common stock increases over the exercise/grant price, the Compensation Committee believes that stock option grants to executive officers provide incentives for executive officers to build stockholder value and thereby align the interests of the executive officers with the stockholders. The Compensation Committee believes that these grants, which may vest over a period of two or more years, also provide incentives for executive officers to stay with the Company. The size of the option grants is usually based upon factors such as comparable equity compensation offered by other companies, the seniority of the executive officer and the contribution that the executive officer is expected to make to the Company. In determining the size of the periodic grants, the Compensation Committee also considers prior grants to the executive officer and his or her expected contributions during the succeeding fiscal year.

  Compensation of the Chief Executive Officer. The Compensation Committee reviews the performance of the Chief Executive Officer of the Company, as well as other executives of the Company, annually. On May 4, 1995, the Company and Wilstar entered into the Wilstar Management Agreement pursuant to which Wilstar agreed to provide executive management services to the Company by providing the services of Robert Margolis as Chief Executive Officer. On July 11, 1997, the Wilstar Management Agreement was amended to provide for (1) management fees of $550,000 per year and (2) an annual performance bonus of 15% of the Company's earnings before interest, taxes, depreciation and amortization, in excess of $10,000,000, which amendment was determined based on a consideration of the various factors discussed above, including the performance of the Company, the individual performance of Mr. Margolis and Mr. Margolis' performance compared to various objective and subjective goals established by the Board of Directors.

                                          Respectfully submitted,

                                          Compensation Committee
                                          Mr. Timothy Ewing
                                          Mr. Jess Ravich
                                          Mr. Douglas Weitman

Common Stock Performance

  The Company's Chapter 11 reorganizations in 1993 and 1994 essentially diluted the Company's then outstanding common stock to a fraction of its value prior to such reorganizations thereby making stock performance comparisons with the trading price of the then outstanding common stock of the Company or other comparable companies during such periods meaningless.

  Due to the nature of the Company's business being that of a licensor of its Cherokee and Sideout brands to wholesalers and retailers, which put this brand on various product categories including but not limited to footwear, apparel, accessories, watches, eyewear, home textile products and sporting goods, the Company does not believe that a comparable peer group of publicly traded licensing companies exists; hence, the Company's return on investment was compared to the S&P 100-LTD and NASDAQ INDEX COMPOSITE.

  The graph below compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the NASDAQ INDEX COMPOSITE and the S&P 100-LTD for the period commencing June 27, 1995, the date the Form 10 on the new common stock became effective, and ending on January 30, 1999. The data set forth below assumes the value of an investment in the Company's common stock and each Index was $100 on June 27, 1995.

                          Comparison of Total Return*
                              Since June 27, 1995

     AMONG CHEROKEE INC., THE NASDAQ INDEX COMPOSITE AND THE S & P 100-LT


                             [GRAPH APPEARS HERE]

                             27 Jun. 1995 Jan. 1996 Jan. 1997 Jan. 1998 Jan. 1999
                             ------------ --------- --------- --------- ---------
   Cherokee Inc.*..........      100       127.07    263.97    516.43    580.77
   NASDAQ Index Composite..      100       113.97    149.41    176.72    275.76
   S&P 100-Ltd.............      100       119.38    154.25    190.46    263.93

--------
* Please note that the price of common stock set forth in the graph reflects: the $0.60 per share dividend which was paid on May 30, 1996, the $0.15 per share dividend which was paid on March 17, 1997, the $0.20 per share dividend which was paid on May 30, 1997 and August 29, 1997, the $5.50 per share dividend which was paid on January 15, 1998, the $0.50 per share dividend which was paid on May 1, 1998, the $0.25 per share dividend which was paid on August 3, 1998, and the $0.25 per share dividend which was paid on November 5, 1998.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16 of the Exchange Act requires the Company's directors and executive officers and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission and the National Association of Securities Dealers concerning their holdings of, and transactions in, securities of the Company. The Securities and Exchange Commission rules also require that copies of these filings be furnished to the Company.

  To the Company's knowledge, based solely on its review of copies of such reports received or written representations from certain reporting persons that no other reports were required during Fiscal 1999, all Section 16(a) filing requirements applicable to its officers, directors and ten percent (10%) stockholders were met during Fiscal 1999.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Since May 30, 1995 the Company has engaged PricewaterhouseCoopers LLP, formerly Coopers & Lybrand L.L.P. to serve as its principal independent accountant to audit its financial statements.

                                 OTHER MATTERS

Additional Information

  Copies of the Company's Annual Report on Form 10-K for Fiscal 1999, including financial statements and financial statement schedules, as filed with the Securities and Exchange Commission are available upon written request from the office of Investor Relations, Cherokee Inc., 6835 Valjean Avenue, Van Nuys, CA 91406.

Date for Submission of Stockholder Proposals for the 2000 Annual Meeting

  Any proposal relating to a proper subject which a stockholder may intend to be presented for action at the next Annual Meeting of Stockholders must be received by the Company no later than January 17, 2000, to be considered for inclusion in the proxy material to be disseminated by the Board of Directors in accordance with the provisions of Rule 14a (8) (e) (1) promulgated under the Exchange Act. Copies of such proposals should be sent to the Corporate Secretary at the Company's principal executive offices. To be eligible for inclusion in such proxy materials, such proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

  In addition, if the Company has not received notice on or before March 30, 1999 of any matter a stockholder intends to propose for a vote at the 2000 Annual Meeting, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without a discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate matter on the proxy card.

Other Business of the Meeting

  The Board of Directors is not aware of any matter to be presented at the Annual Meeting or any postponement or adjournment thereof which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with the recommendation of the Board of Directors, or if no such recommendation is given, in their own discretion.

Cost of Soliciting Proxies

  The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegraph, by officers, directors and other employees of the Company, who will not receive any additional compensation for such services. The Company has retained U.S. Stock Transfer Corporation to assist in soliciting proxies with respect to shares of common stock held of record by brokers, nominees and institutions. The Company does not anticipate that the costs of such proxy solicitation firm will exceed $10,000, plus its out of pocket fees and expenses. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

                                          By Order of the Board of Directors,

                                          /s/ Carol A. Gratzke

                                          Carol A. Gratzke
                                          Secretary

Los Angeles, California
Dated: May 7, 1999

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHEROKEE INC.

               1999 Annual Meeting of Stockholders, June 14, 1999

  The undersigned hereby appoints Robert Margolis and Keith Hull, and each of them, proxies for the undersigned with full power of substitution, to vote all of the shares which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the 1999 Annual Meeting of Stockholders of Cherokee Inc. (including all adjournments thereof) to be held at the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, on June 14, 1999 at 10:00 A.M. Pacific Time, on all matters that may come before the Annual Meeting.

  The undersigned hereby instructs said proxies or their substitutes:

   1.  ELECTION OF DIRECTORS:    [_] To VOTE FOR all nominees     [_] To WITHHOLD AUTHORITY to
                                     listed below.                    vote for all nominees listed below.

    Robert Margolis, Timothy Ewing, Douglas Weitman, Jess Ravich, Keith Hull

  Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

  -----------------------------------------------------------------------------

  2. DISCRETIONARY AUTHORITY: In their discretion, the proxies are authorized to vote with respect to all other matters which may properly come before the Annual Meeting.


  THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

  The undersigned hereby revokes any proxies heretofore given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated May 7, 1999, and a copy of the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999.

Dated: ______________ , 1999                      -----------------------------

                                                  _____________________________
                                                  Signature(s)

                                                  Note: Your signature should
                                                  appear the same as your name
                                                  appears hereon. In signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please indicate
                                                  the capacity in which
                                                  signing, when signing as
                                                  joint tenants, all parties
                                                  in the joint tenancy must
                                                  sign. When a proxy is given
                                                  by a corporation, it should
                                                  be signed by an authorized
                                                  officer and the corporate
                                                  seal affixed. No additional
                                                  postage is required if
                                                  mailed within the United
                                                  States.